                                                                    Exhibit 10.6


                        FORM OF MASTER SERVICES AGREEMENT

                  This Agreement, dated as of __________, 2002, is entered into by and between The St. Paul Companies, Inc., a Minnesota corporation ("ST. PAUL"), and Platinum Underwriters Holdings, Ltd., a Bermuda company ("PLATINUM").

                  WHEREAS, the parties have entered into a Formation and Separation Agreement (the "FORMATION AND SEPARATION AGREEMENT"), in which they have set forth certain terms governing St. Paul's sponsorship of the organization of Platinum and its subsidiaries, actions to be taken in respect of Platinum's initial public offering (the "PUBLIC OFFERING"), of its common shares, par value $0.01 per share, and the ongoing relationships between St. Paul and its subsidiaries and Platinum and its subsidiaries following the consummation of the Public Offering;

                  WHEREAS, as contemplated by the Formation and Separation Agreement, St. Paul and Platinum and certain of their Post-closing Subsidiaries are entering into several quota share retrocession agreements (the "QUOTA SHARE RETROCESSION AGREEMENTS"), in which St. Paul is agreeing to retrocede, or cause certain of its Post- closing Subsidiaries to retrocede, to certain of Platinum's Post-closing Subsidiaries, and certain of Platinum's Post-closing Subsidiaries will agree to reinsure, certain of the reinsurance contracts entered into by St. Paul or certain of its Subsidiaries (the "REINSURANCE AGREEMENTS"), in each case as specified in the Quota Share Retrocession Agreements;

                  WHEREAS, as contemplated by the Formation and Separation Agreement, St. Paul intends to provide, or cause one or more of its Post-closing Subsidiaries to provide, contingent upon the consummation of the Public Offering, certain administrative, accounting, human resources, systems and other support services (together, the "SERVICES") to Platinum or certain of its Post-closing Subsidiaries, for a specified transition period after the Closing Date;
                  NOW, THEREFORE, in furtherance of the transactions contemplated by the Formation and Separation Agreement and in consideration of the promises and the mutual covenants and agreements contained therein and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1.       SERVICES TO BE PROVIDED.

                  (a) SERVICES. St. Paul hereby agrees to provide, or cause its Post-closing Subsidiaries to provide, to Platinum or its Post-closing Subsidiaries, from and after the Closing Date each of the services (the "SERVICES") specified on Schedules A through ___ hereto (as such may be revised from time to time pursuant to Section 1(f)).

                  (b) STANDARD FOR SERVICES. St. Paul shall provide each of the Services in such manner as Platinum may reasonably request from time to time for purposes of this Agreement; PROVIDED, that St. Paul shall not be required to provide, or cause to be provided, the Services at a standard materially higher than the standard generally provided by St. Paul in respect of other business of St. Paul. St. Paul shall maintain all licenses and authorizations required for it to provide the Services pursuant to this Agreement.

                  (c) PERIOD OF SERVICES. St. Paul shall provide each Service until March 31, 2003 or such shorter period as may be specified in the applicable Service schedule attached hereto (each such period, the "MAXIMUM SERVICE PERIOD" for such Service), PROVIDED that, for each Service, St. Paul shall in good faith consider requests by Platinum to extend the time period for provision of the Service beyond the Maximum Service Period in light of the circumstances at the time of such request. St. Paul and Platinum shall agree upon the terms that will govern the provision of the particular Service to be so provided at the time that Platinum makes such request.

                  (d) PRICE OF SERVICES. With respect to the provision of each Service, Platinum shall pay to St. Paul or the St. Paul Subsidiary designated by St. Paul the "actual cost" to St. Paul or its Subsidiary (which shall consist of St. Paul's or such Subsidiary's direct and reasonable indirect costs), as the case may be, as certified in good faith by St. Paul. For greater certainty, the parties agree that "actual cost" will include any incremental and out-of-pocket costs incurred by St. Paul in connection with the Services, including the conversion, acquisition and disposition cost of software and equipment acquired for the purposes of providing the Services and the cost of establishing requisite systems and data feeds and hiring necessary personnel.

                  (e)      TRANSITION ASSISTANCE.

                           (i)      EXIT STRATEGY. Platinum shall use
                           commercially reasonable efforts in order to terminate the need for the Services as soon as reasonably practicable following the Closing Date (the "TRANSITION"), and in order to accomplish this Transition, Platinum will need assistance from the employees, contractors or managed vendors of St. Paul. St. Paul agrees to assign its Transition coordinator (as set forth in paragraph (ii) below) and to provide other reasonably necessary assistance to allow Platinum and its Post-closing Subsidiaries to exit St. Paul's systems in a timely and efficient manner.

                           (ii) SERVICE COORDINATORS. Platinum and St. Paul shall each designate one Service coordinator having skills and experience reasonably acceptable to the other party who will provide continuous oversight and coordination of, and communicate concerning disputes with respect to, the Services, who will be available to Platinum and St. Paul during normal business hours and who will be responsible for providing for or delegating the provision of assistance regarding the Services. The Service coordinators will cooperate on a regular basis to plan for the delivery of Services, including the timetable for the provision of such Services and the incurring of related costs. Platinum and St. Paul may from time to time substitute the persons serving as Service Coordinators with other persons qualified to serve in those positions.

                           (iii)    DOCUMENTATION. Subject to any
                           confidentiality or other obligations to third parties, St. Paul will provide to Platinum all service operating manuals and other written materials relating to the Services, and any supplements or updates to such manuals and materials, as reasonably requested by Platinum; subject to Section 4, the materials provided pursuant to this clause may be copied by Platinum at its own expense.

                  (f) REVISIONS TO SERVICES. This Agreement and the Schedules hereto are intended to describe all of the Services that Platinum and St. Paul have determined to be necessary and advisable as of the date hereof, but the parties anticipate that the complexity of the transactions contemplated by this Agreement will result in incomplete Schedules. Platinum shall promptly notify St. Paul in writing if it becomes aware of Services different from or in addition to those listed on the Schedules hereto that are necessary and advisable, and the parties will cooperate in good faith to promptly agree to revisions of the Schedules as necessary and advisable to reflect the intention of the parties as to the provision of Services and the payment therefor.

                  (g) COOPERATION. Upon the terms and subject to the conditions and other agreements set forth herein, each party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary or advisable to perform the transactions contemplated by this Agreement.

                  2.       TERM AND TERMINATION.

                  (a) This Agreement shall be construed as a separate and independent agreement for each Service provided hereunder, PROVIDED that this Agreement shall expire on March 31, 2003, subject to the provisions of Section 1(c). Any specific Service may be subject to termination at the election of Platinum upon 30 days prior written notice at any time prior to the Maximum Service Period for such Service, as indicated on the applicable Schedule. Any termination of this Agreement with respect to any Service shall not terminate the Agreement with respect to any other Service then being provided subject to this Agreement. Notwithstanding anything in this Agreement to the contrary, any termination of this Agreement with respect to any Service shall be final.

                  (b) Unless earlier terminated, this Agreement will expire with respect to each Service provided hereunder at the end of the Maximum Service Period for such Service.

                  3. BILLING; TAXES. No later than 30 days following the last day of each calendar quarter, St. Paul shall provide Platinum with a report setting forth an itemized list of the Services provided to Platinum during such last calendar quarter, in a form agreed to by the parties. Platinum shall promptly (and in no event later than 30 days after receipt of such report, unless Platinum is contesting the amount set forth in the report in good faith) pay to St. Paul by wire transfer of immediately available funds all amounts payable as set forth in such report. Platinum shall be solely responsible for, and shall reimburse and indemnify St. Paul and hold it harmless on an after-tax basis, for any taxes payable with respect to or by reason of the provision of any Service under this Agreement, other than net income taxes imposed upon St. Paul with respect to amounts payable under Section 1(d) of this Agreement, and such reimbursement and indemnity obligation shall be in addition to Platinum's obligation to pay for such Service.

                  4. RELATIONSHIPS AMONG THE PARTIES, RECIPIENTS AND PROVIDERS. Nothing in this Agreement shall cause the relationship between St. Paul and Platinum to be deemed to constitute an agency, partnership or joint venture. The terms of this Agreement are not intended to constitute any of the parties and their Affiliates a joint employer for any purpose. Each of the parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of the other party (or any Affiliates thereof) or provide it with the ability to control such other party (or any Affiliates thereof), and each party hereto expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other (or any Affiliates thereof). Nothing in this Agreement shall oblige either party hereto to act in breach of the requirements of any law, rule or regulation applicable to it, including securities and insurance laws, written policy statements of securities commissions, insurance and other regulatory authorities, and the by-laws, rules, regulations and written policy statements of relevant securities and self-regulatory organizations.

                  5. REQUIREMENTS. Nothing in this Agreement requires Platinum or any of its Post-closing Subsidiaries to purchase any particular quantity or level of any Service provided under this Agreement.

                  6. REGULATORY MATTERS. St. Paul will cooperate, and will cause any of its Post-closing Subsidiaries providing Services hereunder to cooperate, with each of Platinum and its Post-closing Subsidiaries and any regulatory authorities to satisfy any regulatory requirements applicable to entities that provide services to Platinum or its Post-closing Subsidiaries.

                  7.       GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY,
AND

CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

                  8.       DISPUTE RESOLUTION.

                  (a) MANDATORY ARBITRATION. The parties hereto shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement and/or the provision of Services hereunder, including effect, validity, breach, interpretation, performance, or enforcement (collectively, a "DISPUTE") to binding arbitration in New York, New York at the offices of Judicial Arbitration and Mediation Services, Inc. ("JAMS") before an arbitrator (the "ARBITRATOR") in accordance with JAMS' Comprehensive Arbitration Rules and Procedures and the Federal Arbitration Act, 9 U.S.C. Sections 1 ET SEQ. The Arbitrator shall be a former judge selected from JAMS' pool of neutrals. The parties agree that, except as otherwise provided herein respecting temporary or preliminary injunctive relief, binding arbitration shall be the sole means of resolving any Dispute. Judgment on any award of the Arbitrators may be entered by any court of competent jurisdiction.

                  (b) COSTS. The costs of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award or to obtain temporary or preliminary injunctive relief as provided in paragraph (c) below, as applicable (including, without limitation, actual attorneys' fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator's decision, unless the Arbitrator shall otherwise allocate such costs in such decision.

                  (c) INJUNCTIVE RELIEF. The parties hereto may seek or obtain temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision hereof pending the hearing before and determination of the Arbitrator. St. Paul hereby agrees that it shall continue to provide, or cause its Affiliates to provide, any and all Services pending the hearing before and determination of the Arbitrator, it being agreed and understood that the failure to so provide may cause irreparable harm to Platinum and its Affiliates and that the putative breaching party has assumed all of the commercial risks associated with such breach or threatened breach of any provision hereof by such party.

                  (d) COURTS. The parties agree that the State and Federal courts in The City of New York shall have jurisdiction for purposes of enforcement of their agreement to submit Disputes to arbitration and of any award of the Arbitrator.

                  9. ASSIGNMENT. Neither this Agreement nor the rights or obligations hereunder shall be assignable by either party hereto, by operation of law or otherwise, without the prior written consent of the other party hereto, and any purported assignment shall be null and void. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

                  10. FORCE MAJEURE/DELAY. No party will be responsible if it is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of an Event of Force Majeure (as defined below), and such party shall have no liability to the other party in connection therewith; PROVIDED, that such party shall have a duty reasonably to mitigate, or cause to be mitigated, any such failure to comply. As used in the Agreement, an "EVENT OF FORCE MAJEURE" means any of the following: fires, floods, earthquakes, elements of nature or acts of God; acts of war, terrorism, riots, civil disorders, rebellions or revolutions; strikes, lockouts or labor difficulties; power outages, equipment failures, computer viruses or malicious acts of third parties; and laws, orders, proclamations, regulations, ordinances, demands or requirements of governmental authorities.

                  11.      INDEMNIFICATION.

                  (a) Platinum shall indemnify and hold harmless, to the full extent permitted by law, St. Paul, its Post-closing Subsidiaries and their respective officers, directors and employees ("ST. PAUL INDEMNITEES") from and against any and all Losses of any of the St. Paul Indemnitees arising out of or based upon any actions taken or refrained from being taken by any such St. Paul Indemnitee at the direction of Platinum pursuant to this Agreement, or any breach by Platinum of any of its covenants under this Agreement.

                  (b) St. Paul shall indemnify and hold harmless, to the full extent permitted by law, Platinum, its Post-closing Subsidiaries and their respective officers, directors and employees ("PLATINUM INDEMNITEES") from and against any and all Losses of any of the Platinum Indemnitees arising out of or based upon the negligence or willful misconduct of any Person providing Services, or any breach by St. Paul of any of its covenants under this Agreement. Notwithstanding anything to the contrary in this Agreement, the maximum amount of indemnifiable losses which may be recovered from St. Paul shall under no circumstances exceed the aggregate fees paid to St. Paul by Platinum pursuant to Section 1(d).

                  (c) Except with respect to claims relating to actual fraud, the indemnification provisions set forth in this section are the sole and exclusive remedy of the parties hereto for any and all claims for indemnification under this Agreement.

                  12. ADDITIONAL SERVICES. To the extent that, at the request of Platinum or as required under the terms of this Agreement, St. Paul or any of its Affiliates provides services to, or performs activities for the benefit of, Platinum or any of its Affiliates in addition to the Services, including without limitation pursuant to Sections 1(f) and 6 hereof, Platinum shall promptly reimburse St. Paul for the actual cost to St. Paul or such Affiliate, as the case may be, of providing such services or performing such activities.

                  13. ENTIRE AGREEMENT. This Agreement and the Formation and Separation Agreement constitute the entire agreement, and supersede all prior agreements and understandings (oral and written), by and among the parties hereto with respect to the subject matter hereof.

                  14. NO THIRD-PARTY RIGHTS. Nothing contained in this Agreement, express or implied, establishes or creates, or is intended or will be construed to establish or create, any right in or remedy of, or any duty or obligation to, any third party other than Platinum's Subsidiaries.

                  15. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand (with receipt confirmed), or by certified mail, postage prepaid and return receipt requested, or by facsimile addressed as follows (or to such other address as a party may designate by written notice to the others) and shall be deemed given on the date on which such notice is received:

                           If to St. Paul:
                           The St. Paul Companies, Inc.
                           385 Washington Street
                           St. Paul, Minnesota 55102
                           Attn.: General Counsel
                           Facsimile:  (410) 205-6967

                  With a copy to:

                           Donald R. Crawshaw
                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York  10004
                           Facsimile:  (212) 558-3588
                  If to Platinum:
                           Platinum Underwriters Holdings, Ltd.
                           [        ]
                           Hamilton HM 11
                           Bermuda
                           Attn.:   Secretary
                           Facsimile:  (441)  [                ]

                  With a copy to:
                           Linda E. Ransom
                           Dewey Ballantine LLP
                           1301 Avenue of the Americas
                           New York, New York 10019
                           Facsimile:  (212) 259-6576

                  16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  17. AMENDMENT; MODIFICATION. The parties may by written agreement, subject to any regulatory approval as may be required, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the documents delivered pursuant to this Agreement, and (c) waive compliance with or modify, amend or supplement any of the agreements contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto. This Agreement may not be amended or modified except by an instrument in writing duly signed on behalf of the parties hereto.

                  18. WAIVER. No failure by any party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing.

                  19. SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect.

                  20. SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS. Each of the parties recognizes and acknowledges that neither St. Paul nor Platinum would contemplate the provision of Services hereunder unless this Agreement was executed and that a breach by a party of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

                  21. HEADINGS. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  22. DEFINITIONS; FORMATION AND SEPARATION AGREEMENT. Capitalized terms used but not defined in this Agreement have the meanings specified in the Formation and Separation Agreement.

                  23. EFFECTIVENESS. This Agreement shall become effective contingent upon the consummation of the Public Offering, without any further action by either of the parties hereto.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                      THE ST. PAUL COMPANIES, INC.

                                            By:
                                                --------------------------------
                                                Name:
                                                Title


                                      PLATINUM UNDERWRITERS HOLDINGS, LTD.

                                            By:
                                                --------------------------------
                                                Name:
                                                Title